Exhibit 99.6

CONSENT OF PROSPECTIVE DIRECTOR

The undersigned, acting in accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, hereby consents to being named as a prospective director of Baltic Trading Limited in the Registration Statement on Form S-4 of Genco Shipping & Trading Limited, the joint proxy statement/prospectus included therein, and any amendments thereto.

Dated as of May 1, 2015

/s/ Basil G. Mavroleon
Basil G. Mavroleon